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                                                                    Exhibit 23.1



             CONSENT OF KPMG PEAT MARWICK LLP, INDEPENDENT AUDITORS

The Board of Directors
Western Digital Corporation:

         We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 of the Western Digital Corporation 1993 Employee Stock Purchase Plan of our report dated July 24, 1996, relating to the consolidated balance sheets of Western Digital Corporation as of June 29, 1996 and July 1, 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended June 29, 1996, which report appears in the June 29, 1996 Annual Report on Form 10-K of Western Digital Corporation.


                                        /s/ KPMG PEAT MARWICK LLP
                                        KPMG Peat Marwick LLP

Orange County, California
June 16, 1997